Nouslogic HEALTHCARE Ever Vigilant

Contact:
Gavin West
5150 Crenshaw Road #A150
Pasadena, Texas 77505
(269)369-1788
gavin.w.west@gmail.com

Elevator Pitch

Nouslogic Healthcare intends to be a disruptive entry into the multi-billion dollar Real Time Location Service (RTLS) market. The company's patented BLE (Blue Tooth Low Energy) mesh network creates a Healthcare Event Management System capable of monitoring and enforcing compliance for critical hospital events such as infection control protocols (hand washing) and remote patient monitoring. The system is also tailored and scalable for immediate deployment in the Food Service / Hospitality market to take advantage of market trends post COVID -19 health compliance requirements. Layered services provide a lifetime of sales opportunities and annualized revenue in additional to initial an capital outlay. Remote Patient Monitoring is also accomplished using the BLE network and is a rapidly growing segment of the business portfolio.

An aggressive regulatory environment coupled with recent advances in BLE (Blue Tooth Low Energy) technology have created an opportunity to rapidly penetrate the hospital infection control and remote patient monitoring markets.

Nouslogic is seeking $5.5 million in consideration of 14% ownership at a pre money valuation of $34M and a post money valuation of $39.5M. Nouslogic will also consider a combination of equity and debt to fulfill its funding requirements.

Mission

Nouslogic's mission is to become the market leader in Healthcare RTLS applications in preparation of anticipated regulatory actions mandating these technologies nationwide.

Strategy

Nouslogic will pursue B2B efforts through state and regional distribution partners with existing strong C Suite relationships. At a corporate level Nouslogic will concentrate on studies, economic impact data, and professional organization relationships to establish the brand at a national level. Within the RPM market Nouslogic intends to develop a nationwide 1099 sales force that has access to large numbers of general practitioners, cardiologists, and other doctors with substantial numbs of Medicare Patients. Within the Food Service market, Nouslogic will concentrate on Mid-large size franchise ownership groups for large scale implementations.

Tactics

B2B Sales - Focus on developing the best B2B sales force for each vertical.

National Recognition within medical, insurance, and hospital administration through development of study and ROI data that conclusively proves extensive cost saving from the health care sector.

Rapid Market Capture through aggressive pricing to secure Nouslogic as market leader ahead of anticipated legislation mandating this technology. Lobbying efforts to support / speed up legislation.

Focus on R&D by continuing to develop layered services increasing our margin and securing long term place with the customer.

Product/Service

Nouslogic Healthcare has developed the Hospital Event Management System (HEMS) / Infection Reduction Management System (IRMS) to address all aspects of the Joint Commission Report. The HEMS / IRMS system provides real time monitoring and reporting of hand hygiene events through its propriety mesh network, wearer badges, and soap dispenser receivers. This information provides real time reporting to a dashboard which can provide instantaneous feedback to Health Care Providers and Hospital Leadership. Additionally, their Remote Patient Monitoring service provides General Practitioners the ability to monitor Medicare patients from home while creating a strong new revenue stream for their practice.

Additional Information

Additional information is available in the virtual data room.

Gavin West
5150 Crenshaw Road #A150
Pasadena, Texas 77505
(269)369-1788
gavin.w.west@gmail.com

Nouslogic
HEALTHCARE
Ever Vigilant

NOUSLOGIC EXECUTIVE SUMMARY

Problem: In 2015 the Center for Medicare & Medicaid Studies (CMS) initiated the Hospital Acquired Condition Reduction Program (HACRP).The program aimed to reduce hospital acquired infections by holding poor performing organizations fiscally accountable, and penalizing the lowest quintile of hospitals with a 1% reduction in their Medicare reimbursement. These penalties can amount to millions of dollars per year for a small to mid-sized hospital, and the reduction in funding makes implementation of compliance programs fiscally challenging. Lack of execution on procedures by health professionals can lead to more infections and illness spreading within the hospital. (1)

Solution: The report concludes that adherence to proper hand hygiene procedures may be the most crucial factor in the reduction of hospital acquired conditions. The creation of the HEMS/IRMS systems that allow for real time monitoring and reporting of hand hygiene events through its propriety mesh network, wearer badges, and soap dispenser receivers.

Opportunity/Value Proposition: Allowing hospitals to hold themselves accountable for proper hygiene practices so that they can avoid penalties that may hinder the future operations of the facilities. This technology can save hospitals millions annually from CMS penalties, denied insurance reimbursement, lawsuits, lost employee productivity and more.

Business Model: To execute a strategic entry into the multi-billion dollar RTLS (Real Time Locating Service) market the Company will deploy its Healthcare Event Management System to help address the various compliance aspects a medical facility must monitor. The Company has recognized non-medical verticals that it may expand into as well.

Products & Services: Nouslogic Healthcare has developed the Hospital Event Management System (HEMS) / Infection Reduction Management System (IRMS) to address all aspects of the Joint Commission Report. The HEMS / IRMS system provides real time monitoring and reporting of hand hygiene events through its propriety mesh network, wearer badges, and soap dispenser receivers. This information is provided Realtime to a reporting dashboard which can provide instantaneous feedback to Health Care Providers and Hospital Leadership. Additionally, their Remote Patient Monitoring service provides General Practitioners the ability to monitor Medicare patients from home while creating a strong new revenue stream for their practice.

Industry/Sector: Nouslogic Healthcare, Inc. operates within the healthcare IT sector.

Marketing Strategy: Nouslogic will pursue strong B2B efforts through state and regional distribution partners with existing strong C Suite relationships. At a corporate level Nouslogic will concentrate on studies, economic impact data, and professional organization relationships to establish the brand at a national level. Within the RPM market Nouslogic intends to develop a nationwide 1099 sales force that has access to large numbers of general practitioners, cardiologists, and other doctors with substantial numbers of Medicare Patients. Within the Food Service market, Nouslogic will concentrate on Mid-large size franchise ownership groups for large scale implementations.

Stage of Development: Startup; post trail and testing looking to commercialize product.

Capitalization Type & Amount: Equity. $5.5 Million

Use of Capital: Nouslogic plans to use capital for full scale commercialization nationwide. Sales and Marketing efforts, Staffing Key positions, Manufacturing & Inventory, and general operations account for the bulk the $5.5. Million. Additionally, efforts will be made to help drive legislative efforts to make adoption of the Company's core technology mandatory.

(1) https://www.cms.gov/medicare/medicare-fee-for-service-payment/acuteinpatientPPS/HAC-reduction-program

DISCLAIMER

Securities are offered by US Capital Global Securities, LLC ("USCGS"), a SEC registered broker-dealer and member of FINRA/SIPC. USCGS, the placement agent for this offering, or its affiliates (the "Affiliates" may provide advice to, be compensated by, may have other business relationships with, or may from time to time acquire, hold or sell a position in the securities of, the Company.

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